Exhibit 4.1

AMENDMENT TO
THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made as of August 15, 2011 between Workstream Inc., a corporation existing pursuant to the Canada Business Corporations Act (the “Company”), and CCM MASTER QUALIFIED FUND, LTD., a Cayman Islands exempt company (the “Buyer”).

RECITALS

A.  The Company and the Buyer are parties to that certain Third Amended and Restated Registration Rights Agreement dated as of August 13, 2010 pursuant to which the Company agreed to provide certain registration tights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws (the “Existing Registration Rights Agreement”).

B.  The Company and the Buyer entered into that certain Securities Purchase Agreement (the “Purchase Agreement”) on August 15, 2011 pursuant to which the Buyer purchased from the Company 147,841 Class A, Series B Convertible Preferred Shares of the Company.

C.  In connection with the consummation of the transactions contemplated under the Purchase Agreement, the Company agreed to provide registration rights under the 1933 Act and applicable state securities laws with respect to the common shares underlying the Preferred Shares, and in connection therewith, the Company and the Buyer agreed to amend the Existing Registration Rights Agreement as provided hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as amend the Existing Registration Rights Agreement as follows:

1.	Amendments to Section 1.

(a)  Section 1(n) of the Existing Registration Rights Agreement is hereby amended by deleting the definition of “Registrable Securities” and replacing it in its entirety as follows:

“(n)   “Registrable Securities” means (i) the Buyer Common Shares, (ii) the 2008 Warrant Shares (as defined in the 2008 Exchange Agreements) issued or issuable upon exercise of the 2008 Warrants (as defined in the 2009 Exchange Agreements), (iii) the Underlying Common Shares issued or issuable upon conversion of the Preferred Shares and (iv) any capital stock of the Company issued or issuable with respect to the Common Shares, the 2008 Warrant Shares, the 2008 Warrants or the Underlying Common Shares, including, without limitation, (1) as a result of any share split, share dividend, recapitalization, exchange or similar event or otherwise and (2) shares of capital stock of the Company into which the Common Shares (as defined in the 2009 Exchange Agreements) are converted or exchanged and shares of capital stock of a Successor Entity (as defined in the 2008 Warrants) into which the Common Shares are converted or exchanged, without regard to any limitations on exercise of the 2008 Warrants; provided, however, that Registrable Securities shall not include any securities that have been previously sold pursuant to a registration statement filed under the Act or under Rule 144, or which have otherwise been transferred in a transaction in which the transferor’s rights under this Agreement are not assigned, or, as to any Holder, when any such Registrable Securities of such Holder are then eligible for sale pursuant to Rule 144(b)(1).”

(b)  Section 1 of the Existing Registration Rights Agreement is hereby amended by adding the following definitions:

“(w)   “Preferred Shares” means (i) the 147,841 Class A, Series B Convertible Preferred Shares of the Company that the Buyer purchased from the Company pursuant to that certain Securities Purchase Agreement dated as of August 15, 2011 and (ii) any shares of the Company’s Class A, Series B Convertible Preferred Stock issued to the Buyer in connection with the payment of any PIK Dividend (as such term is defined in the Articles of Amendment of the Company with respect to the Class A, Series B Convertible Preferred Shares).”

“(x)   “Underlying Common Shares” means the Common Shares issuable upon conversion of the Preferred Shares.”

2.         Effectiveness of Amendment.  The provisions hereof shall not be effective until this Amendment is executed by each party hereto.

3.         Confirmation of Existing Registration Rights Agreement.  Except as amended and supplemented by this Amendment, the Existing Registration Rights Agreement is ratified and confirmed in all respects.  The Existing Registration Rights Agreement and this Amendment shall be read, taken and construed as one and the same instrument.

4.         Counterparts and Facsimile.  For the convenience of the parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the day and year first above written.

WORKSTREAM INC.

By:	/s/ John Long
	Name:	John Long
	Title:	Chief Executive Officer

CCM MASTER QUALIFIED FUND, LTD.

By:	/s/ Clint Coghill
	Name:	Clint Coghill
Title:

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